The Connecticut Water Company    NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Company Promotes
Robert J. Doffek to Controller and Chief Accounting Officer

April 4, Clinton, Connecticut - The Board of Directors of Connecticut Water Service, Inc. (NASDAQ:CTWS) unanimously approved the promotion of Robert J. Doffek to Controller and Chief Accounting Officer for CTWS, effective April 1, 2016. Mr. Doffek had served as the Company’s Assistant Controller since November 2015. He replaces Nicholas A. Rinaldi who retired from the Company on April 1, 2016.
Prior to joining the Company, Mr. Doffek worked for Northeast Utilities (now Eversource) where he held a number of leadership positions with increasing responsibilities in finance and accounting.  Most recently, he was responsible for providing financial support to the company’s distribution, transmission and regulated generation businesses including the development of annual operating and maintenance budgets, development of annual capital expenditure budgets, earnings analysis and evaluation of the company’s financial performance.  Mr. Doffek has participated in the regulatory process by providing testimony at the Connecticut Public Utilities Regulatory Authority in support of general rate proceedings and catastrophic storm restoration cost recovery.
Eric W. Thornburg, President and CEO of Connecticut Water, commented, “Bob is a seasoned leader with extensive experience within the regulated utility framework, and his leadership style honors and reflects our core values.”
David Benoit, Senior Vice President and Chief Financial Officer commented, “Bob has a thorough understanding of our financial reporting and planning processes. His strong analytical skills and breadth of knowledge make him the right person to lead our accounting services team.”

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Mr. Doffek’s predecessor, Nicholas A. Rinaldi recently retired from the position of Controller and Chief Accounting Officer after 8 years of leadership and dedicated service to the Company. The Company and his colleagues thank Mr. Rinaldi for his leadership.
Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned regulated public water utility subsidiaries, The Connecticut Water Company and The Maine Water Company, the company provides drinking water to nearly 124,000 customers, or about 400,000 people, throughout the states of Connecticut and Maine.
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News Media Contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Company.
(860) 664 6016
dmeaney@ctwater.com